Exhibit 99.1

NEWS RELEASE	Dorchester Minerals, L.P.

Release Date:	July 24, 2025	3838 Oak Lawn Ave., Suite 300
Dallas, Texas 75219-4541
Contact:	Martye Miller	(214) 559-0300

Dorchester Minerals, L.P. Announces Its Second Quarter Distribution

DALLAS, TEXAS — Dorchester Minerals, L.P. (NASDAQ:DMLP) announced today the Partnership’s second quarter 2025 cash distribution. The distribution of $0.620216 per common unit represents activity for the three-month period ended June 30, 2025 and is payable on August 14, 2025 to common unitholders of record as of August 4, 2025.

Cash receipts attributable to the Partnership’s Royalty Properties during the second quarter totaled approximately $26.6 million. Approximately 73% of these receipts reflect oil sales during March 2025 through May 2025 and natural gas sales during February 2025 through April 2025, and approximately 27% from prior sales periods. Cash Receipts attributable to the Partnership’s Net Profits Interest during the second quarter totaled approximately $3.1 million. Approximately 66% of these receipts reflect oil sales and natural gas sales during February 2025 through April 2025, and approximately 34% from prior sales periods.

Cash receipts attributable to lease bonus and other income during the second quarter totaled approximately $4.2 million.

The Partnership also announced today that its 2024 Schedule K-3 reflecting items of international tax relevance is available online.  Unitholders requiring this information may access their Schedules K-3 at www.taxpackagesupport.com/DMLP.

A limited number of unitholders (primarily foreign unitholders, unitholders computing a foreign tax credit on their tax return and certain corporate and/or partnership unitholders) may need the detailed information disclosed on Schedule K-3 for their specific reporting requirements.  To the extent Schedule K-3 is applicable to your federal income tax return filing needs, we encourage you to review the information contained on this form and refer to the appropriate federal laws and guidance or consult with your tax advisor.

To receive an electronic copy of your Schedule K-3 via email, unitholders may call Tax Package Support toll free at 877-222-3204.

Dorchester Minerals, L.P. is a Dallas-based owner of producing and non-producing oil and natural gas mineral, royalty, overriding royalty, net profits, and leasehold interests located in 28 states. Its common units trade on the Nasdaq Global Select Market under the symbol DMLP.

This release serves as qualified notice to nominees as provided for under Treasury Regulation Section 1.1446-4(b)(4) and (d). Although a portion of Dorchester Minerals, L.P.’s income may not be effectively connected income and may be subject to alternative withholding procedures, brokers and nominees should treat 100% of Dorchester Minerals, L.P.’s distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, Dorchester Minerals, L.P.’s distributions to non-U.S. investors are subject to federal income tax withholding at the highest marginal rate for individuals or corporations, as applicable. Nominees, and not Dorchester Minerals, L.P., are treated as withholding agents responsible for withholding on distributions received by them on behalf of non-U.S. investors.

FORWARD-LOOKING STATEMENTS

Portions of this document may constitute "forward-looking statements" as defined by federal law. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Examples of such uncertainties and risk factors include, but are not limited to, changes in the price or demand for oil and natural gas, changes in the operations on or development of the Partnership’s properties, changes in economic and industry conditions and changes in regulatory requirements (including changes in environmental requirements) and the Partnership’s financial position, business strategy and other plans and objectives for future operations. These and other factors are set forth in the Partnership's filings with the Securities and Exchange Commission.